EXHIBIT 4.1
LACROSSE FOOTWEAR, INC.
2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN,
AS AMENDED AND RESTATED
Section 1. Establishment
     LACROSSE FOOTWEAR, INC. (the “Company”) hereby establishes a stock option plan for Non-employee Directors, as described herein, which shall be known as the “LACROSSE FOOTWEAR, INC. 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, as AMENDED AND RESTATED” (the “Plan”). It is intended that only nonstatutory stock options may be granted under the Plan.
Section 2. Purpose
     The purpose of the Plan is to promote the long-term growth and financial success of the Company. The Plan is intended to secure for the Company and its shareholders the benefits of the long-term incentives inherent in increased common stock ownership by members of the Board who are not employees of the Company or its Affiliates. It is intended that the Plan will induce and encourage highly experienced and qualified individuals to serve on the Board and assist the Company in promoting a greater identity of interest between the Non-employee Directors and the shareholders of the Company.
Section 3. Definitions
     The following terms shall have the respective meanings set forth below, unless the context otherwise requires:
     (a) “Affiliate” shall mean any corporation, partnership, joint venture, or other entity in which the Company holds an equity, profit, or voting interest of more than fifty percent (50%).
     (b) “Board” shall mean the Board of Directors of the Company.
     (c) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (e) “Fair Market Value per Share” shall mean (i) if Shares are listed on the NASDAQ Stock Market, the closing per share sales price on the date of grant as reported by the NASDAQ Stock Market, or (ii) if Shares are listed on the New York Stock Exchange (“NYSE”), the closing per share sales price on the NYSE on the date of grant, or (iii) if Shares are not traded on any such exchange, the average of the closing bid and asked prices of a Share last quoted on the date of grant by an established quotation service for over-the-counter securities. If there is no such reported price for Shares on the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.
     (f) “Non-employee Director” shall mean a member of the Board who is not an employee of the Company or any Affiliate.
     (g) “Shares” shall mean shares of common stock of the Company, $.01 par value per share, and such other securities or property as may become subject to Options pursuant to an adjustment made under Section 11 of the Plan.
Section 4. Effective Date of the Plan
     The effective date of the Plan is the date of its adoption by the Board, December 11, 2000, subject to the approval and ratification of the Plan by the shareholders of the Company, and any and all awards made under the Plan prior to such approval shall be subject to such approval.
Section 5. Shares Available for Options
     Subject to adjustment in accordance with the provisions of Section 11, the number of Shares which may be issued pursuant to the Plan shall not exceed 250,000. Such Shares may be authorized and unissued Shares or treasury shares. If, after the effective date of the Plan, any Options terminate, expire or are canceled prior to the delivery of all of the Shares issuable thereunder, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Option, to the extent of any such termination, expiration or cancellation, shall again be available for the granting of additional Options under the Plan. If the exercise price of any Option granted under the Plan is satisfied by tendering Shares (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.
Section 6. Plan Operation
     (a) Formula Plan. The Plan is intended to meet the “formula” plan requirements of Rule 16b-3 (or any successor provision thereto), as interpreted, adopted under the Exchange Act and accordingly is intended to be self-governing.
     (b) Administration. The Plan shall be administered by the Board. The Board may, by resolution, delegate part or all of its administrative powers with respect to the Plan. The Board shall have all of the powers vested in it by the terms of the Plan, such powers to include the authority, within the limits prescribed herein, to establish the form of the agreement embodying grants of Options made under the Plan. The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable, such administrative decisions of the Board to be final and conclusive. Except to the extent prohibited by applicable law, the Board may authorize any one or more of their number or the

Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.
Section 7. Nonstatutory Stock Option Awards to Non-employee Directors
     (a) Eligibility. Non-employee Directors shall automatically be granted Options under the Plan in the manner set forth in this Section 7 for no cash consideration. A Non-employee Director may hold more than one Option under the Plan in his or her capacity as a Non-employee Director of the Company, but only on the terms and subject to the conditions set forth herein. All options granted to Non-employee Directors pursuant to the Plan shall be nonstatutory stock options which do not qualify for special tax treatment under Code Sections 421 or 422.
     (b) Grants.
     (i) Initial Grant. Any person who first becomes a new Non-employee Director after January 1, 2004, but prior to January 1, 2005, shall be granted an option (an “Option”) to purchase three thousand (3,000) Shares under the Plan upon the latter of first becoming a Non-employee Director or May 4, 2004. Any person who first becomes a new Non-employee Director on or after January 1, 2005 shall be granted an Option to purchase five thousand (5,000) Shares under the Plan upon first becoming a Non-employee Director.
     (ii) Annual Grants. On the first business day of January in each of 2001, 2002, 2003 and 2004, each Non-employee Director at such time shall be granted an Option to purchase three thousand (3,000) Shares under the Plan. On the first business day of January 2005 and on the first business day of January in each calendar year thereafter so long as the Plan remains in effect and a sufficient number of Shares are available under the Plan, each Non-employee Director at such time shall be granted an Option to purchase five thousand (5,000) Shares under the Plan.
     (iii) Terms. The price per Share of the Company’s common stock which may be purchased upon exercise of an Option shall be one hundred percent (100%) of the Fair Market Value per Share on the date the Option is granted. Such exercise price shall be subject to adjustment as provided in Section 11 hereof. Unless terminated earlier pursuant to the provisions of Section 9 hereof, the term of each Option granted to a Non-employee Director prior to May 1, 2007 shall be for ten (10) years from the date of grant, and the term of each Option granted to a Non-employee Director on or after May 1, 2007 shall be seven (7) years.
     (c) Option Agreement. Each Option granted under the Plan shall be evidenced by a written agreement in such form as the Board shall from time to time adopt. Each agreement shall be subject to, and incorporate, by reference or otherwise, the applicable terms of the Plan.
     (d) Option Period. No Option shall be granted under the Plan after the tenth anniversary of the effective date of the Plan. However, the term of any Option theretofore granted may extend beyond such date. Options shall automatically be granted to Non-employee Directors under the Plan only for so long as the Plan remains in effect and a sufficient number of Shares are available hereunder for the granting of such Options.

     (e) Vesting. Except as otherwise provided in Section 9 hereof, (i) an Option granted prior to May 1, 2007 cannot be exercised prior to the first anniversary of the date of grant and thereafter may only be exercised with respect to twenty percent (20%) of the Option Shares on and after the first anniversary of the date of grant, with respect to forty percent (40%) of the Option Shares on a cumulative basis on and after the second anniversary of the date of grant, with respect to sixty percent (60%) of the Option Shares on a cumulative basis on and after the third anniversary of the date of grant, with respect to eighty percent (80%) of the Option Shares on a cumulative basis on and after the fourth anniversary of the date of grant and in full on and after the fifth anniversary of the date of grant; and (ii) an Option granted on or after May 1, 2007 cannot be exercised prior to the first anniversary of the date of grant and thereafter may only be exercised with respect to twenty-five percent (25%) of the Option Shares on and after the first anniversary of the date of grant, with respect to fifty percent (50%) of the Option Shares on a cumulative basis on and after the second anniversary of the date of grant, with respect to seventy-five percent (75%) of the Option Shares on a cumulative basis on and after the third anniversary of the date of grant and in full on and after the fourth anniversary of the date of grant.
Section 8. Exercise of Option
     An Option may be exercised, subject to limitations on its exercise and the provisions of Section 9, from time to time, only by (i) providing written notice of intent to exercise the Option with respect to a specified number of Shares; and (ii) payment in full to the Company of the exercise price at the time the Option is exercised (except that, in the case of an exercise under paragraph (iii) below, payment may be made as soon as practicable after the exercise). Payment of the exercise price may be made:
     (i) in cash or by certified check,
     (ii) by delivery to the Company of Shares which shall have been owned for at least six (6) months and have a Fair Market Value per Share on the date of surrender equal to the exercise price, or
     (iii) by delivery (including by fax) to the Company or its designated agent of a properly executed exercise notice together with irrevocable instructions to a broker to sell or margin a sufficient portion of the Option Shares and promptly deliver to the Company the sale or margin loan proceeds required to pay the exercise price.
Section 9. Effect of Termination of Membership on the Board; Change of Control
     (a) If a Non-employee Director ceases being a director of the Company due to the director’s voluntary decision to resign or voluntary decision not to stand for reelection to the Board, in either case prior to reaching age 70, Options previously issued to such Non-employee Director shall remain exercisable, to the extent they were exercisable at the time of termination, for a period of three (3) months after such termination of service, subject to the condition that no Option shall be exercisable after the expiration of the term of the Option.

     (b) If a Non-employee Director ceases being a director of the Company for any reason other than the reason identified in subparagraph (a) of this Section 9, then upon the date of termination of service as a director all Options previously issued to such Non-Employee Director shall become immediately exercisable, without regard to the vesting restrictions of Section 7(e), and such Options shall remain exercisable for twenty-four (24) months after such termination, subject to the condition that no Option shall be exercisable after the expiration of the term of the Option.
     (c) All Options granted pursuant to the Plan shall become immediately exercisable, without regard to the vesting restrictions of Section 7(e), upon the occurrence of any of the following events: (i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets; (ii) a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; or (iii) as the result of a tender or exchange offer made directly to the shareholders of the Company, any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner”, as defined in the Exchange Act, of shares of the Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company.
Section 10. Transferability of Options
     The Options and rights under the Options are not assignable, alienable, saleable or transferable by a Non-employee Director otherwise than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Non-employee Director only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative, except that a Non-employee Director may, to the extent allowed by the Board and in a manner specified by the Board, (a) designate in writing a beneficiary to exercise the Option after the Non-employee Director’s death; and (b) transfer any Option.
Section 11. Capital Adjustment Provisions
     In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (individually referred to as “Event” and collectively referred to as “Events”) affects the Shares, then an appropriate adjustment will be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Accordingly, the Board shall adjust any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Options under the Plan; (ii) the number and type of Shares subject to outstanding Options; and (iii) the exercise price with respect to any Option (collectively referred to as “Adjustments”); provided, however, that Options subject to grant or previously granted to Non-employee Directors under the Plan at the time of any such Event shall be subject to only such Adjustments as shall be necessary to maintain the proportionate interest of the Non-employee Directors and preserve, without exceeding, the value of such Options
Section 12. Amendment and Termination of the Plan
     The Plan shall terminate on December 11, 2010, unless sooner terminated as herein provided. The Board may at any time amend, alter, suspend, discontinue or terminate the Plan. Termination of the Plan shall not affect the rights of Non-employee Directors with respect to Options previously granted to them, and all unexpired Options shall continue in force and effect after termination of the Plan, except as they may lapse or be terminated by their own terms and conditions. Any amendment to the Plan shall become effective when adopted by the Board, unless specified otherwise. Rights and obligations under any Option granted before any amendment of this Plan shall not be materially and adversely affected by amendment of the Plan, except with the consent of the person who holds the Option, which consent may be obtained in any manner that the Board deems appropriate.
Section 13. General Provisions
     (a) Other Compensation. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements for Non-employee Directors, and such arrangements may be either generally applicable or applicable only in specific cases.
     (b) Rights of Directors. The grant of an Option to a Non-employee Director pursuant to the Plan shall confer no right on such Non-employee Director to continue as a director of the Company. Except for rights accorded under the Plan, Non-employee Directors shall have no rights as shareholders with respect to Shares covered by any Option until the date of issuance of the stock certificates to the Non-employee Director and only after such Shares are fully paid. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock is issued.
     (c) Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
     (d) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Wisconsin and applicable federal law.
     (e) Miscellaneous. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.